Exhibit 10.1

28 May 2025

[Executive Officer]

461A Upper East Coast Road

#01-13

Singapore 466507

NRIC No: S7512125C

Dear [Executive Officer,

Appointment as [Executive Officer]

The Company hereby appoints [____] as the [Executive Officer] of SMJ International Holdings Inc.

THE OFFER & CONDITIONS

1.	Gross Salary	[ ] per month
2.	CPF Contribution	As per CPF Board regulation
3.	Termination Notice	Confirmed: 6 months’ notice or in lieu
4.	Performance Bonus	Depending on Company & Individual performance
5.	Working Hours	Mon – Fri: 8.30am – 6pm (Inclusive of 1 hour break time)
6.	Share Incentives	Entitles to Group’s Share Incentive Scheme

FRINGE BENEFITS

1.	Medical	Redeemable with up to [ ] annually
2.	Annual Leave	21 days
**All leave to be cleared yearly, no accumulation allowed, no cash re-imbursement

DUTIES OF THE EXECUTIVE

(a) Subject to such instructions and directions as may from time to time be given to him by the Board, the Executive shall use all proper means in his power to advise, promote, improve, develop, extend and maintain the Group’s business and to protect and further the reputation, business, interests and success of the Group.

(b) During this appointment hereunder the Executive shall:

(i)	undertake such duties and exercise such powers in relation to the Group Companies and its business as the Board shall from time to time assign to or vest in him;

(ii)	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directions from time to time made or given by the Company or the Board;

(iii)	unless prevented by ill health or accident, devote so much of his time and attention and ability to the discharge of his duties hereunder;

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(iv)	in pursuance of his duties hereunder perform such services for any Group Company and accept such offices in such Group Company as the Board may from time to time reasonably require; and

(v)	not without the prior written consent of the Board during the period of his appointment with the Company engage or be interested either directly or indirectly in any capacity in any trade or business or occupation whatsoever which is in conflict with the interest of the Company

We certainly hope that the above is set out in order and wish you all the best.

CONFIDENTIALITY AGREEMENT

I agree that I understand that any information (written, verbal or other form) obtained during the performance of my duties must remain confidential. This includes all information about members, clients, families, employees and other associate organizations, as well as any other information otherwise marked or known to be confidential.

I understand that any unauthorized release or carelessness in the handling of this confidential information is considered a breach of the duty to maintain confidentiality.

I further understand that any breach of the duty to maintain confidentiality could be grounds for immediate dismissal and/or possible liability in any legal action arising from such breach.

Yours faithfully,	Agreed and accepted
SMJ International Holdings Inc.

Ms Rosie Lee	[Executive Officer]
Chief Operating Officer